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                                                                       EXHIBIT 3

                             APEX INNOVATIONS, INC.
                             SHAREHOLDER AGREEMENT

THIS SHAREHOLDER AGREEMENT is made and entered into this 29th day of March, 2002, by, between, and among Apex Innovations, Inc., a Delaware corporation (the "Corporation") and each of the Shareholders of the Corporation listed on SCHEDULE A hereto (collectively the "Shareholders").

     WHEREAS, the Shareholders listed on SCHEDULE A own all of the issued and outstanding shares of the common stock of the Corporation; and

     WHEREAS, the Shareholders and the Corporation desire to enter into this Agreement for the purpose of imposing certain restrictions and obligations upon themselves relating to the Transfer of Stock (as defined below), the election of Directors of the Corporation and various other matters.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

1    DEFINITIONS:

     When used in this Agreement, each of the terms set forth in this Section 1 has the meaning indicated below; other terms are defined throughout the body of this Agreement:

     1.1 AFFILIATE means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person or a member of such specified Person's immediate family; provided, however, that none of the parties hereto or any of their Affiliates shall be deemed to be an Affiliate of the Corporation solely as a result of the parties' ownership of the Stock.

     1.2 AGREEMENT means this Shareholder Agreement and any amendments, modifications and supplements hereto.

     1.3 BENEFICIALLY OWNED means beneficial ownership as defined in Rule 13d-3 under the Exchange Act. With respect to an individual, the term "Beneficially Owned" includes any shares that are Beneficially Owned by such person's spouse.

     1.4 BONA FIDE OFFER means a written offer to purchase or otherwise Transfer Stock from a financially responsible Person identified therein by name and address, reasonably appearing able to comply with the terms of such offer. In the event that the Person making such offer is a partnership, limited partnership, limited liability company or corporation, all general partners, limited partners, members or shareholders owning more than 10% of its partnership interests, membership interest or stock shall be identified.

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     1.5 COMMISSION means the United States Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

     1.6 COMMON STOCK means the shares of common stock, par value $.001 per share, authorized by the Corporation's Certificate of Incorporation.

     1.7 DIRECTOR means a member of the Board of Directors of the Corporation.

     1.8 EFFECTIVE DATE means the date upon which a Notice of Offer is deemed to have been first delivered to the Company.

     1.9 EXCHANGE ACT means the Securities Exchange Act of 1934, as amended from time to time, and rules and regulations of the Commission promulgated thereunder.

     1.10 FAMILY MEMBER means the spouse, parents, lineal descendants, spouses of lineal descendants, brothers and sisters, spouses of brothers and sisters, and the lineal descendants of brothers and sisters. Spouse includes former spouses; parents include stepparents; lineal descendants include legally adopted children; brothers/sisters include half brothers and half sisters; and spouses of siblings or lineal descendants include former spouses.

     The term Family Member as applied to a Shareholder which is a corporation, a partnership, a trust or other entity means the relevant relationship, stated above, applied to an officer, director, grantor, member, partner or shareholder of the entity.

     1.11 MATERIAL ADVERSE EFFECT means (a) a material adverse effect upon the business, operations, prospects, properties, assets or condition (financial or otherwise) of the Corporation and its Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Corporation to perform its obligations under this Agreement.

     1.12 NEW SECURITIES means (i) any shares of Stock now or hereafter authorized and (ii) any rights, options or warrants to acquire Stock or any other securities of any nature that are or may become convertible into Stock that the Corporation proposes to sell to any Person.

     1.13 NOTICE OF EXERCISE means the written notice required to be given by the Corporation or a Shareholder to exercise the option to purchase the Stock offered for Transfer.

     1.14 NOTICE OF OFFER means the written notice of a Shareholder's intention to Transfer any of his/its Stock, which sets forth the name of the proposed Transferee, the number of shares of Stock to be Transferred and the material terms and conditions of the proposed Transfer including, without limitation, the purchase price and proposed closing date. Such notice shall be accompanied by a copy of a Bona Fide Offer received in connection with such proposed Transfer.

     1.15 PERMITTED TRANSFER means a Transfer of Stock described in Section 9 hereof.

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     1.16 PERSON shall be construed as broadly as possible and shall include an individual, a partnership (including a limited liability partnership), a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an unincorporated organization, a political subdivision or other governmental regulatory agency and any other entity.

     1.17 PREEMPTION ACCEPTANCE means the written notice of a Shareholder's irrevocable election to accept an offer by the Corporation to sell New Securities to such Shareholder pursuant to Section 12 hereof.

     1.18 PREEMPTION NOTICE means the written notice from the Corporation offering to sell a pro rata portion of New Securities to a Shareholder containing the information specified in Section 12 hereof.

     1.19 PUBLIC OFFERING means any offering of Common Stock to the public, either on behalf of the Corporation or any of its security holders, pursuant to an effective registration statement under the Securities Act.

     1.20 REGISTRABLE SECURITIES means the outstanding Common Stock held by the Shareholders or issued to the Shareholders in the future, including shares of Common Stock in connection with any stock split, stock dividend, recapitalization or similar event. Registrable Securities shall cease to be Registrable Securities when (x) a registration statement with respect to the sale of such securities shall have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (y) such securities shall be eligible to be distributed pursuant to Rule 144 under the Securities Act in a single three-month period by the holder thereof or (z) such securities shall have ceased to be outstanding.

     1.21 RELATED PARTY as to the Corporation means a direct or indirect Shareholder, a Director, a Family Member of a Shareholder or a Family Member of a Director, or any Affiliate of a Shareholder or any Affiliate of a Director.

     1.22 REQUISITE MAJORITY means a 100% vote of all issued and outstanding Stock. Wherever a Requisite Majority vote is required, it may be had either at a meeting duly called for that purpose or by the written consent of those Shareholders who own not less than 100% of the issued and outstanding Stock.

     1.23 SCHEDULE A means the attached list of Shareholders, their addresses, other useful notice information such as telephone, facsimile, e-mail address, and the number of shares of Stock owned by each.

     1.24 SECURITIES ACT means the Securities Act of 1933, as amended from time to time, and the rules and regulations of the Commission promulgated thereunder.

     1.25 SELLING SHAREHOLDER means any Shareholder who has delivered a Notice of Offer.

     1.26 SHAREHOLDERS mean the Persons which hold of record the issued and outstanding shares of Common Stock of the Corporation and which are parties to this Agreement.

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     1.27 STOCK means the issued and outstanding shares of the Common Stock of the Corporation, and any New Securities issued or substituted therefor.

     1.28 SUBSIDIARY shall mean, at any time, with respect to any Person (the "Subject Person"), (i) any Person which owns either (x) more than 50% of the shares of stock or other interests entitled to vote in the election of directors or comparable Persons performing similar functions (excluding shares or other interests entitled to vote only upon the failure to pay dividends thereon or other contingencies) or (y) more than a 50% interest in the profits or capital of such Person which are at the time owned or controlled directly or indirectly by the Subject Person or through one or more Subsidiaries of the Subject Person or by the Subject Person and one or more Subsidiaries of the Subject Person, or
(ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the Subject Person and are recorded on the books of the Subject Person for financial reporting purposes in accordance with generally accepted accounting principles.

     1.29 SUPER MAJORITY means a vote of not less than 66 2/3% of all issued and outstanding shares of Stock. Wherever a Super Majority vote is required, it may be had either at a meeting duly called for that purpose or by the written consent of those Shareholders who own not less than 66 2/3% of the issued and outstanding shares of Stock.

     1.30 TRANSFER means to directly or indirectly sell, assign, hypothecate, transfer, pledge, mortgage, gift, or in any other way encumber or dispose of Stock and shall be defined to include the process whereby Stock is transferred.

     1.31 TRANSFEREE means the Person to which a Selling Shareholder desires to Transfer Stock or to whom Stock is transferred in accordance with the terms of this Agreement.

     1.32 UNRELATED PARTY means any Person who is not a RELATED PARTY.

     The following terms are defined in the text where indicated:

          "Co-Sale Right"                        Section 11.1
          "Co-Selling Shareholder"               Section 11.3
          "Confidential Information"             Section 7.5.2
          "Corporation"                          Preamble
          "Major Decisions"                      Section 5
          "Majority Shareholders"                Section 11.6
          "Maker"                                Section 6.1
          "Must Along Rights"                    Section 11.6
          "Payee"                                Section 6.1
          "Term"                                 Section 3

2    SCOPE OF AGREEMENT:

      During its Term, this Agreement shall apply to and control:

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     2.1 All Transfers of Stock. No Shareholder shall Transfer any Stock that such Shareholder may now or hereafter hold, nor shall any such Stock be transferable except in compliance with the terms of this Agreement, provided that no Stock issued or transferred pursuant to an effective registration statement filed with the Commission shall be subject to, or encumbered by, this Agreement.

     2.2 The duty of each Shareholder to vote his/its Stock in the manner and for the purposes stated herein.

     2.3 The ability of the Directors to amend selected provisions of the By
Laws.

     2.4 The right of the Shareholders to approve or disapprove certain Major Decisions.

3    TERM

      The Term of this Agreement shall commence on the effective date hereof. This Agreement shall continue in full force and effect until the first to occur of (1) the successful closing by the Corporation of its initial Public Offering with proceeds of at least $10,000,000 with respect to the Stock; or (2) the written agreement of all the parties.

      Upon termination, this Agreement shall be of no further force or effect; provided however, that those Directors currently serving at the time that this Agreement terminates shall continue until the end of their initial or current term of office, as the case may be.

4    CORPORATE STRUCTURE:

      The Shareholders agree to vote their Stock as required herein. Attached hereto as EXHIBIT 4(a) is the Certificate of Incorporation of Corporation and attached hereto as EXHIBIT 4(b) are the By-Laws of the Corporation. The Certificate of Incorporation may be amended by a Super Majority vote. The provision authorizing preemptive rights for Shareholders shall not be amended other than by a Requisite Majority, unless such amendment changing pre emptive rights is in connection with a registration statement filed with the Commission, in which case only a Super Majority vote will be needed to effect such amendment.

      The By-Laws may be amended by the Board of Directors provided that the provision of the By-Laws fixing the number of directors at five (5) may not be amended except by a Super Majority vote of the Shareholders.

5    MAJOR DECISIONS: Each of the following actions of the Corporation ("Major
Decisions") must be approved by the Board of Directors of the Corporation, and must thereafter be approved by a Super Majority.

     5.1 Any issuance of Stock of any class in a single transaction or series of related transactions where the consideration to be received for the Stock exceeds $1,000,000.

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     5.2 Any issuance of any Stock of any class in a single transaction or a series of related transactions where, immediately upon the conclusion of the transaction or transactions, the holders of the newly issued Stock would own or control, directly or indirectly, more than 10% of the then outstanding Common Stock of the Corporation, or would hold securities convertible into more than 10% of the then outstanding Common Stock of the Corporation.

     5.3 Entering into any oral contract or arrangement or the execution of any written contract for the purchase or sale of any goods or services of any kind to or from a Related Party.

     5.4 Making loans to, or accepting loans from, any Related Party.

     5.5 The creation of any stock option or stock bonus plan.

     5.6 The execution of any employment agreement with any Shareholder, any Director, or any Family Member of any Shareholder or any Director, for any person not presently employed by the Corporation or its subsidiary.

     5.7 Any arrangement for the sale of all, or substantially all, of the assets of the Corporation, or any merger, recapitalization, or similar transaction.

6    ELECTION OF DIRECTORS; BOARD MATTERS. During the Term of this Agreement:

      6.1 Each of the Shareholders agree to vote their Stock at any annual or special meeting of Shareholders (or in connection with any action taken by written consent without a meeting) in such a manner as to cause to be elected five (5) Persons to the Board of Directors of the Corporation as follows: (i) two Directors nominated by the GSIG, LLC and GSWG, LLC, (ii) two Directors nominated by Torotel, Inc., Caloyeras Family Partnership and the Caloyeras 1982 Revocable Trust, provided however that Spencer Reed Group will nominate one of these two Directors so long as that certain Promissory Note dated March 28, 2002, by and between the Corporation ("Maker"), and Spencer Reed Group, Inc., ("Payee") remains outstanding; and (iii) one Director nominated by the Directors nominated by the respective Shareholders pursuant to (i) and (ii).

      6.2 In the event of the resignation, death, removal or disqualification of a Director selected by GSIG, LLC and GSWG, LLC, Torotel Inc. or Spencer Reed Group, Inc., as the case may be, each of the aforesaid Shareholders, as the case may be, shall promptly designate for election a representative, and, after written notice of the nomination has been given by the aforesaid Shareholder to the other parties, each Shareholder shall vote or act with respect to his, her or its Stock of the Corporation so as to elect such designee to the Board of Directors.

      6.3 GSIG, LLC and GSWG, LLC, Torotel Inc. or Spencer Reed Group, Inc., as the case may be, may remove its designated Director at any time and from time to time, with or without cause (subject to any requirements of law), in their sole discretion, and after written notice to each of the parties hereto of the new nominee to replace such Director. Each Shareholder shall promptly vote his, her or its shares of Stock of the Corporation to elect such nominee to the Board of Directors.

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      6.4 Each Director designated by GSIG, LLC, GSWG, LLC, Torotel Inc. and
Spencer Reed Group, Inc. shall recuse himself from any discussion or vote of the Board of Directors to pursue a claim or other cause of action on behalf of the Corporation against the Person designating such Director for that Person's breach or violation of any or all of the representations, warranties or covenants contained in the Securities Purchase and Subscription Agreement of even date herewith among and between the Corporation, Governance Solutions, LLC and the Shareholders, or contained in the Apex Associates Stock Purchase Agreement of even date hereto. In such event, the non-interested Directors shall proceed with bringing a claim or cause of action on behalf of the Corporation if fifty percent (50%) of the non-interested Directors approve such action.

7    FINANCIAL AND BUSINESS INFORMATION.

      During the Term, the Corporation shall deliver to the Parties the following:

      7.1 QUARTERLY STATEMENTS. As soon as practicable after the end of each quarter of the Corporation, and in any event within 30 days thereafter:

            7.1.1 a balance sheet of the Corporation as of the end of such quarter; and

            7.1.2 statements of income, stockholders' equity and cash flows of the Corporation for such quarter, setting forth in each case in comparative form the figures for the previous quarter, all in reasonable detail and accompanied by a certificate of the Chief Financial Officer of the Corporation verifying the accuracy of the statements.

      7.2 ANNUAL STATEMENTS. As soon as practicable after the end of each fiscal year of the Corporation, and in any event within 90 days thereafter:

            7.2.1 a balance sheet of the Corporation as of the end of such year; and

            7.2.2 statements of income, stockholders' equity and cash flows of the Corporation for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon of a firm of independent certified public accountants of recognized standing selected by the Corporation, which opinion shall state that such financial statements fairly present the financial position of the Corporation and have been prepared in accordance with generally accepted accounting principles consistently applied (except for changes in application in which such accountants concur) and that the examination of such accountants in connection with such financial statements have been made in accordance with generally accepted auditing standards, and accordingly included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

      7.3 INTERNAL CONTROL LETTER. Promptly upon receipt thereof, the Corporation shall deliver to the Parties a copy of any internal control letter submitted to the Corporation by independent

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accountants in connection with any annual, interim or special audit made by them of the books of the Corporation, as applicable as well as any responses of the Corporation thereto.

     7.4 INFORMATION TO SHAREHOLDERS. Each Shareholder shall receive the same materials and agenda items which the Board of Directors may receive at any regular or special meeting of the Board of Directors; provided however, that some materials to be covered in a meeting of the Directors may be deemed confidential in the reasonable discretion of the Chairman of the Board, which confidential materials may not be furnished to any Person which is not a Director.

     7.5 CONFIDENTIAL INFORMATION. At all times during the Term of this Agreement, any materials or agenda items of a meeting of the Directors delivered to a Shareholder pursuant to this Section 7.5 shall be deemed Confidential Information (as defined below) and shall be restricted as provided herein.

           7.5.1 No party to this Agreement will (a) disclose, furnish or deliver any Confidential Information to any other Person or entity, (b) copy or otherwise reproduce Confidential Information, or (c) use the Confidential Information in any manner detrimental to the Corporation, including without limitation, using the Confidential Information in connection with the solicitation of any customers, supplies or employees of the Corporation or any of its Affiliates. No party shall use the Confidential Information to create or form any business or enterprise, which would compete with the business of the Corporation.

           7.5.2 For purposes of this Agreement, the term "Confidential Information" shall include all information provided by the Corporation or its representatives to a party to this Agreement which is not generally known to the public, including, without limitation, all business records, financial information, information concerning personnel, customers, suppliers, contracts, assets and operations of the Corporation or its Affiliates, whether in writing, or at oral presentations or interviews and further including analyses, compilations, forecasts, studies or other documents prepared by the Corporation or its representatives. Confidential Information will not apply to such portions of the Confidential Information which (i) are or become generally available to the public through no action by a party hereto, or (ii) are or become available to a party to this Agreement on a non-confidential basis from a source, which such party believes, after reasonable inquiry, is not prohibited from disclosing such portions by a contractual, legal or fiduciary obligation.

8    TRANSFER RESTRICTIONS:

      8.1 No less than 60 days prior to any proposed Transfer, other than a Permitted Transfer, a Shareholder desiring to Transfer Stock shall furnish a Notice of Offer to the Corporation and to each other Shareholder. For a period of 10 business days after the Effective Date thereof, the Corporation shall have an option to purchase all or any portion of the Stock offered for Transfer by the Selling Shareholder on the same terms and conditions as set forth in the Notice of Offer. If the Corporation elects to exercise such option, it must deliver to the Selling Shareholder a Notice of Exercise within said 10 business days of the Effective Date.

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      8.2 If the Corporation elects not to exercise the option to purchase all of the Stock to be Transferred by the Selling Shareholder, then it shall give written notice thereof within said 10 business days of the Effective Date to the other Shareholders, after which the other Shareholders will have an option ending 45 days following the Effective Date to purchase all or any portion of the remaining Stock offered for Transfer by the Selling Shareholder on the same terms and conditions as set forth in the Notice of Offer. If a Shareholder elects to exercise its option to acquire Stock to be transferred, it must deliver to the Selling Shareholder a Notice of Exercise within 45 days of the Effective Date. If more than one Shareholder exercises said option, then each such Shareholder shall have the right to purchase Stock of the Selling Shareholder on a pro rata basis based on the current number of shares of Stock owned by each purchasing Shareholder.

      8.3 The Notice of Exercise delivered by the Corporation or any Shareholder shall specify a closing date not more than 60 days after the Effective Date of the Notice of Offer. The Selling Shareholder and the Corporation or other Shareholders, as the case may be, may extend the closing date by mutual written consent.

      8.4 If either the Corporation or any Shareholder elects to exercise its option to purchase all, but not less than all of the Stock proposed to be Transferred, then the Selling Shareholder may not Transfer such Stock to any other party. If the periods during which the Corporation and the other Shareholders are entitled to exercise their options to purchase such Stock expire without the exercise of said options with respect to all, but not less than all of the Stock so offered or the Corporation and the other Shareholders fail to purchase the Stock offered for Transfer on the closing date or any extension thereof prescribed in Section 8.3, then the Selling Shareholder shall, for a period ending 30 days after the termination of the last applicable option period, be free to Transfer the Stock to the Transferee making the Bona Fide Offer contained in the Notice of Offer, but only so long as such Transfer is effected on terms and conditions no less favorable to the Selling Shareholder than those set forth in the Notice of Offer and no Co-Selling Shareholder has exercised his/its Co-Sale Right pursuant to Section 11, if applicable. Any Transferee shall, as a condition to the recognition by the Corporation of such Transfer, execute an instrument acceptable to the Corporation acknowledging the terms and restrictions of this Agreement and the Transferee's obligation to be bound hereby.

      8.5 If the Selling Shareholder does not Transfer the Stock within the period specified in Section 8.4 hereof, then such Stock shall again become subject to the restrictions of this Agreement.

      8.6 Any Stock purchased by the Corporation shall be restored to the status of authorized but unissued Stock.

      8.7 Whenever any Stock is purchased pursuant to the option created under this Section 8 and the parties agree that the entire purchase price for the Stock will not be paid at closing, then the purchasing Shareholder(s) may endorse the certificates for the purchased Stock and deliver the same to the Selling Shareholder as collateral security for the payment of the unpaid purchase price, and such Stock may be so held until the entire purchase price shall have been paid. While such Stock shall be so held as collateral security and so long as the purchasing Shareholder is not

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in default, the purchasing Shareholder shall be entitled to all rights of a
Shareholder, including voting rights and rights to all dividends, with respect to such Stock.

      8.8 The Selling Shareholder will be responsible for the payment of any and all expenses incurred by the Selling Shareholder in the exercise of the rights specified in this Section 8 and the sale of his or its Stock.

      8.9 Upon the death of a Shareholder who is an individual, upon the liquidation or other termination of an entity which is a Shareholder, or upon the filing of any bankruptcy by any Shareholder, then the legal successor in interest shall choose one of the procedures described below. Legal successor in interest includes a personal representative for a decedent so long as his or its actions have the power to bind any beneficiaries; the trustee of a bankruptcy estate; the successors to a liquidated entity, and like Persons. To the extent that any of such legal successors lacks the power to bind those parties or beneficiaries to whom further Transfer of the Stock would be made, then those parties or beneficiaries shall be required to make the choices herein.

          8.9.1 The legal successor may execute this Agreement and consent to be bound by its terms. Upon such consent and execution, the Stock shall be promptly transferred to the new Shareholder; or

          8.9.2 The legal successor may send a Notice of Offer as if the legal successor were a Shareholder; provided that the legal successor sending the Notice of Offer may stipulate that a binding sale will occur even if only part of the Stock offered for sale is subscribed to by the Corporation or the other Shareholders.

9    PERMITTED TRANSFERS.

      9.1 The following types of Transfers shall constitute a Permitted Transfer and may be consummated notwithstanding the provisions of Section 8 of this
Agreement:

          9.1.1 a Transfer by any Shareholder of all or any portion of his/its Stock, whether or not for adequate consideration, either by the laws of descent or distribution or directly to or indirectly in trust for a Family Member of such Shareholder, or to a corporation or other entity of which such Shareholder's Family Members beneficially own 100% of the equity interests; and

          9.1.2 a Transfer by a Shareholder of all or any portion of his/its Stock to one or more of its Subsidiaries.

          9.1.3  a Transfer to Dale H. Sizemore, Jr. and Richard A. Sizemore.

      9.2 A Shareholder making a Permitted Transfer shall notify the Corporation of (i) the name of the Transferee, (ii) the relationship of the Transferee to the Shareholder, (iii) the number of shares and class of the Stock transferred and (iv) the date of the Transfer. The Corporation will be under no obligation to register such Transfer on its books and records or recognize the Transferee as the holder of the Stock unless the Transferee executes a counterpart copy of this

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Agreement or other instrument acceptable to the Corporation acknowledging the terms and restrictions of this Agreement and the Transferee's obligation to be bound hereby.

      9.3 Notwithstanding any other provision of this Agreement, Shareholders may pledge, hypothecate or otherwise encumber their Stock to, or in favor of, any national or state bank or other financial institution in order to secure a loan made by such institution to the Corporation; provided, however, that such bank or financial institution must agree to become bound by the terms and conditions of the Agreement upon a foreclosure of the Stock in accordance with
Section 8.9 hereof.

10   PIGGYBACK RIGHTS ON REGISTRATION

      10.1 This Agreement shall be executed simultaneously with that certain Registration Rights Agreement of even date herewith among and between each of the parties hereto and attached hereto as EXHIBIT 10.

11   CO-SALE AND MUST ALONG RIGHTS

      11.1 If one or more Shareholders propose to Transfer shares of Stock exceeding 33 a% of all shares of the Stock Beneficially Owned by all of the Shareholders, and neither the Corporation nor the Shareholders have delivered Notices of Exercise sufficient to acquire all the Stock described in the Notice of Offer within the time period prescribed in Section 8 with respect to such proposed Transfer, then each other Shareholder shall have the right (the "Co-Sale Right") to participate in such sale of Stock on the terms and conditions specified in the Notice of Offer relating thereto.

      11.2 The provisions of this Section 11 shall not apply to any Permitted Transfer.

      11.3 In order to exercise the Co-Sale Right, a Shareholder (a "Co-Selling Shareholder") must give written notice thereof to the Shareholders who are proposing to Transfer Stock within 50 days of the Effective Date and deliver to the Selling Shareholder(s), for Transfer to the prospective purchaser, one or more certificates, properly endorsed for Transfer, which represent no less than the number of shares of Stock the Co-Selling Shareholder desires to sell. Upon receipt of such notice and certificates, the Selling Shareholder(s) shall notify the proposed purchaser of the Stock of the exercise of such right and ascertain the total number of shares of Stock such purchaser is willing to acquire from the Selling Shareholder and Co-Selling Shareholder(s). If the purchaser is unwilling to purchase all shares of Stock to be sold by the Selling Shareholder(s) and the Co-Selling Shareholder(s), then each Selling Shareholder and Co-Selling Shareholder may sell that number of shares of Stock equal to the product obtained by multiplying (i) the aggregate number of shares of Stock that the purchaser is willing to purchase by (ii) a fraction the numerator of which is the number of shares of Stock at the time Beneficially Owned by such Selling Shareholder or Co-Selling Shareholder and the denominator of which is the total number of shares of Stock at the time Beneficially Owned by all Selling Shareholders and Co-Selling Shareholders participating in such sale.

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      11.4 At the closing for the sale of such shares of Stock, the Selling
Shareholder(s) shall deliver for Transfer to the prospective purchaser in consummation of the sale pursuant to the terms and conditions specified in the Notice of Offer, the certificates representing all shares of Stock being sold by the Co-Selling Shareholders. Within 2 business days of such closing, the Selling Shareholder(s) shall remit to each Co-Selling Shareholder that portion of the sale proceeds to which such Co-Selling Shareholder is entitled by reason of its participation in such sale. The Selling Shareholder(s) shall also arrange for the delivery to the Co-Selling Shareholder(s) any certificates representing shares of Stock which were not Transferred by the Co-Selling Shareholder(s) in connection with such sale. All expenses of any such sale shall be borne proportionately by the Selling Shareholder(s) and Co-Selling Shareholder(s).

      11.5 The exercise or non-exercise of the Co-Sale Right by any Shareholder shall not adversely affect the right of such Shareholder to exercise Co-Sale Rights in connection with subsequent Transfers of Stock subject to this Section 11.

      11.6 If one or more Shareholders proposes to Transfer shares of Stock exceeding 66 b% of all shares of the Stock Beneficially Owned by all of the Shareholders ("Majority Shareholders"), neither the Corporation nor the Shareholders have delivered a Notice of Exercise within the time prescribed in
Section 8 and the Co-Sale Rights provided in this Section 11 are not fully exercised by the Corporation or the Shareholders with respect to such proposed Transfer, then the Majority Shareholders shall have the right (the "Must Along Rights") to require the other Shareholders to sell the number of shares of Stock proposed for Transfer in the Bona Fide Offer on a pro rata basis, based upon the terms and conditions specified in the Notice of Offer relating thereto.

12   PREEMPTIVE RIGHTS:

      12.1 The Corporation hereby agrees that each Shareholder shall have a preemptive right on the terms and conditions set forth below in this Section 12 to purchase a pro rata portion of any New Securities that the Corporation proposes to issue or sell to any person or entity; provided, however, that such preemptive rights will not apply to any issuance of New Securities by the
Corporation:

             12.1.1 to employees of the Corporation or its Subsidiaries pursuant to any employee benefit plans established by the Corporation or its Subsidiaries;

             12.1.2 made in connection with the acquisition of the capital stock or assets of another unrelated corporation or other unrelated entity or the merger of the Corporation therewith; or

             12.1.3 the issuance of New Securities in connection with a Public Offering.

      12.2 If the Corporation proposes to make any sale, assignment or transfer of any of the New Securities to which the preemptive right described herein apply, the Corporation shall deliver a Preemption Notice to each of the Shareholders no less than 30 days prior to such proposed sale, assignment or transfer which shall include (i) a statement of the Corporation's intention to sell, assign or transfer the New Securities, (ii) the name and address of the proposed purchaser(s), assignee(s) or transferee(s), (iii) the nature and quantity of the New Securities to be sold, assigned or transferred, (iv) the sale price per share (or equivalent) of the New Securities and (v) the other terms and conditions of the proposed sale, assignment or transfer. The Preemption Notice shall constitute an irrevocable offer on the part of the Corporation to sell to each Shareholder a pro rata portion of the New Securities on the same per share terms and conditions stated in the Preemption Notice. A Shareholder's pro rata portion of the New Securities shall be the percentage determined by dividing (i) the sum of the total shares of Stock which such Shareholder beneficially owns as of the date of the Preemption Notice by (ii) the sum of the total shares of Stock outstanding on the date of the Preemption Notice.

      12.3 A Shareholder may elect to accept the offer to purchase New Securities set forth in a Preemption Notice only by delivery of a Preemption Acceptance to the Corporation within 30 days after delivery of the Preemption Notice. If a Shareholder elects to purchase his or its pro rata portion of the New Securities, the closing of the purchase and sale shall occur no later than 90 days after delivery to the Corporation of the Preemption Acceptance. At the closing, such Shareholder shall deliver to the Corporation an amount in cash as payment for its New Securities for delivery by the Corporation of certificates evidencing such securities.

      12.4 If no Shareholder delivers a Preemption Acceptance for any portion of the shares of the New Securities within 30 days of the Preemption Notice (or if all Shareholders sooner reject the Company's offer), the Corporation shall be free for a period of 120 days thereafter to sell, assign or transfer any shares of the New Securities for which no Preemption Acceptance has been delivered to any Person or entity on terms and conditions which are no less favorable to the Corporation as those specified in the Preemption Notice. Any such Person or entity who purchases, or accepts the assignment or transfer of such shares of New Securities as provided herein, shall execute a counterpart copy of this Agreement or other instrument acceptable to the Corporation acknowledging the terms and conditions of this Agreement and such Person's obligation to be bound hereby. If the Corporation does not sell, assign or transfer such New Securities within such 120 day period, then such New Securities shall again become subject to the provisions of this Section 12.

      12.5 The acceptance or failure to accept any Preemption Notice by a Shareholder shall not affect its preemptive rights under this Section 12 to acquire his or its pro rata portion of any New Securities that the Corporation proposes to sell, assign or transfer to any person or entity in the future.

13   MISCELLANEOUS:

      13.1 All Shares of the Corporation shall bear the following notation, in addition to any other required notations, prominently marked on the face of the certificate:

      THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH STOCK HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT, THE

AVAILABILITY OF WHICH IS TO BE ESTABLISHED TO THE SATISFACTION OF THE COMPANY.

     THE STOCK EVIDENCED BY THIS CERTIFICATE IS SUBJECT TO THE TRANSFER RESTRICTIONS AND VOTING RESTRICTIONS CONTAINED IN A SHAREHOLDER AGREEMENT BY AND AMONG THE CORPORATION AND ITS SHAREHOLDERS, AS AMENDED, A COPY OF WHICH IS ON FILE AT THE OFFICE OF THE COMPANY. TRANSFERS IN VIOLATION OF THE SHAREHOLDER AGREEMENT ARE VOID. BY ACCEPTANCE OF THIS CERTIFICATE THE HOLDER HEREOF AGREES TO BE BOUND BY THE TERMS OF THE SHAREHOLDER AGREEMENT.

     13.2 All notices, requests, demands, or other communications under this Agreement shall be in writing. Such notices or other communications shall be sent to each Shareholder at their respective addresses, as set forth on Schedule A hereto, unless other addresses are subsequently specified in writing. Notice shall be sufficiently given for all purposes as follows:

          13.2.1 When personally delivered to the recipient, notice is effective on delivery.

          13.2.2 When sent via electronic mail, notice is effective on receipt, provided that the receiving party delivers a confirmation of receipt by any means acceptable hereunder.

          13.2.3 When sent via US Electronic Post Courier Service, notice is effective upon receipt, if delivery is confirmed by US Post CS.

          13.2.4 When mailed first-class to the last address of the recipient known to the party giving notice, notice is effective three (3) mail days after deposit in a United States Postal Service office or mailbox.

          13.2.5 When mailed certified mail, return receipt requested, notice is effective on receipt, if delivery is confirmed by a return receipt.

          13.2.6 When delivered by private overnight delivery service such as Federal Express, Airborne, United Parcel Service, or DHL Worldwide Express, charges pre-paid or charged to the sender's account, notice is effective on delivery, if delivery is confirmed by the delivery service.

          13.2.7 When sent by facsimile to the last facsimile number of the recipient known to the party giving notice, notice is effective on receipt, provided that (a) a duplicate copy of the notice is promptly given by first-class or certified mail, or (b) the receiving party delivers a written confirmation of receipt by any method acceptable hereunder. Any notice given by facsimile shall be deemed received on the next business day if it is received after 5:00 p.m. (recipient's time) or on a non-business day.

     13.3 This Agreement shall be governed by and construed in accordance with the internal substantive laws, and not the choice of law rules, of the State of Delaware.

     13.4 Any judicial proceeding brought with respect to this Agreement must be brought in a court of competent jurisdiction in the State of Kansas, with venue agreed to be appropriate in Olathe, Johnson County, Kansas or Kansas City, Wyandotte County, Kansas, and, by execution and delivery of this Agreement, each party (i) accepts, generally and unconditionally, the exclusive jurisdiction of such courts and any related appellate court, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement and (ii) irrevocably waives any objection it may now or hereafter have as to the venue of any such suit, action or proceeding brought in such a court or that such court is an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING TO WHICH THEY ARE BOTH PARTIES INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT.

     13.5 This Agreement may be executed in one or more counterparts, including execution by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     13.6 The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     13.7 This Agreement, including the Schedules and Exhibits hereto and the documents referred to herein, embodies the entire agreement and understanding of the parties hereto in respect to the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants or undertakings of the parties other than as expressly set forth herein or therein.

     13.8 This Agreement may be amended or modified only by written agreement of a Requisite Majority of the Shareholders hereto.

     13.9 This Agreement and each and every covenant, term and condition herein is binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.

     13.10 Any failure of any party hereto to comply with any obligation, covenant, or condition herein may be expressly waived, in writing, by the other party or parties, as the case may be. Such waiver or failure to insist upon strict compliance with such obligation, covenant or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply.

     13.11 If any provision of this Agreement or the application thereof to any party shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

     IN WITNESS WHEREOF, the Corporation has caused this Agreement to be duly executed by its execution below, and the Shareholders have caused this Agreement to be executed by their respective execution of SCHEDULE A attached hereto, each as of the date first above written.

                                            Apex Innovations, Inc.,
                                            a Delaware corporation

                                            By: /s/ Wayne A. Abrams
                                               ---------------------------------
                                            Name:
                                                 -------------------------------
                                            Title:
                                                  ------------------------------

                                   SCHEDULE A
                             APEX INNOVATIONS, INC.
                             SHAREHOLDER AGREEMENT

Shareholder                                                     Number of Shares
-----------                                                     ----------------

Spencer Reed Group, Inc.                                            2,000,000
6900 College Boulevard, Suite 1
Overland Park, KS 66211
Telephone: (913) 663-4400
Telecopier: (913) 234-0102
Email: Bill.Solon@SpencerReed.com

By: /s/ William T. Solon               Date: 3/29/02
   -----------------------------            -------------
William T. Solon

GSIG, LLC                                                           5,294,850
6951 Hallet
Shawnee, KS 66216
Telephone: (913) 962-0556
Email: wayne.abrams@apexvision.com

By: /s/ Wayne A. Abrams                Date: 3/29/02
   -----------------------------            -------------
Wayne A. Abrams

GSWG, LLC                                                           5,000,000
6720 Halsey
Shawnee, KS 66216
Telephone: (913) 962-9629
Email: wayne.abrams@apexvision.com

By: /s/ Joe G. Abrams                  Date: 3/29/02
   -----------------------------            -------------
Joe G. Abrams

Shareholder                                                     Number of Shares
-----------                                                     ----------------

 /s/ Wayne A. Abrams                   Date: 3/29/02                  600,000
--------------------------------            -------------
Wayne A. Abrams, an individual
6951 Hallet
Shawnee, KS 66216
Telephone: (913) 962-0556
Email: wayne.abrams@apexvision.com

 /s/ Joe G. Abrams                     Date: 3/29/02                  600,000
--------------------------------            -------------
Joe G. Abrams, an individual
6720 Halsey
Shawnee, KS 66216
Telephone: (913) 962-9629
Email: joe.abrams@apexvision.com

Torotel Inc.                                                        4,000,000
13402 S. 71 Highway
Grandview, MO 64030-3104
Telephone: (816) 965-2100
Telecopier: (816) 763-2278
Email: h.sizemore@torotelprod.com

By: /s/ Dale H. Sizemore               Date: 3/29/02
   -----------------------------            -------------

Caloyeras 1982 Revocable Trust                                      1,000,000
2041 West 139th Street
Gardena, CA 90249
Telephone: (310) 527-8100
Telecopier: (310) 527-8108
Email: bpcaloyeras@magnetika.com

By: /s/ Peter B. Caloyeras             Date: 3/29/02
   -----------------------------            -------------

Shareholder                                                     Number of Shares
-----------                                                     ----------------

Caloyeras Family Partnership                                        3,000,000
2041 West 139th Street
Gardena, CA 90249
Telephone: (310) 527-8100
Telecopier: (310) 527-8108
Email: bpcaloyeras@magnetika.com

By: /s/ Peter B. Caloyeras             Date: 3/29/02
   -----------------------------            -------------

 /s/ James A. Brown                    Date: 3/29/02                1,000,000
--------------------------------            -------------
James A. Brown, an individual
12213 Norwood Drive
Leawood, KS 66209
(H) Telephone: (913) 469-080
(O) Telephone: (913) 438-2205
Telecopier: (913) 438-2058
Email: jabrown44@yahoo.com